Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039

Celanese Corporation Reports Second Quarter 2021 Earnings;
Raises Full Year Financial Outlook

Dallas, July 22, 2021: Celanese Corporation (NYSE: CE), a global chemical and specialty materials company, today reported second quarter GAAP diluted earnings per share of $4.81, the second highest in the Company's history, and highest-ever adjusted earnings per share of $5.02. The Company reported record net sales of $2.2 billion for the quarter with sequential pricing and volume increases of 18 percent and 4 percent, respectively. Actions over the past year, including accelerated turnarounds as well as enhanced sourcing and commercial flexibility, positioned the Company to meet elevated post-pandemic demand in 2021 and to deliver record performance during the second quarter. Engineered Materials and the Acetyl Chain successfully offset continued raw material inflation to drive consolidated operating profit of $567 million and adjusted EBIT of $691 million.
The recently announced acquisition of Santoprene™ and ongoing capital projects within the Acetyl Chain and Engineered Materials position the Company to further raise its future base earnings and deliver sustained shareholder value. During the quarter, the Company returned $326 million of cash to shareholders in the form of share repurchases and dividends.

Second Quarter 2021 Financial Highlights:

	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
	(unaudited)
	(In $ millions, except per share data)
Net Sales
Engineered Materials	682	645	420
Acetate Tow	138	119	127
Acetyl Chain	1,409	1,056	662
Intersegment Eliminations	(31)	(22)	(16)
Total	2,198	1,798	1,193

Operating Profit (Loss)
Engineered Materials	123	130	(13)
Acetate Tow	24	16	31
Acetyl Chain	516	251	121
Other Activities	(96)	(71)	(56)
Total	567	326	83

Net Earnings (Loss)	540	323	109

Adjusted EBIT(1)
Engineered Materials	161	160	40
Acetate Tow	62	61	64
Acetyl Chain	514	282	116
Other Activities	(46)	(21)	(21)
Total	691	482	199

Equity Earnings and Dividend Income, Other Income (Expense)
Engineered Materials	32	25	26
Acetate Tow	37	41	32

Operating EBITDA(1)	781	570	285
Diluted EPS - continuing operations	$4.81	$2.83	$0.93
Diluted EPS - total	$4.77	$2.82	$0.90
Adjusted EPS(1)	$5.02	$3.46	$1.30

Net cash provided by (used in) investing activities	177	98	(181)
Net cash provided by (used in) financing activities	(344)	(371)	(232)
Net cash provided by (used in) operating activities	427	116	379
Free cash flow(1)	309	19	283
_____________________________
(1)See "Non-US GAAP Financial Measures" below.

Recent Highlights:
•Announced the signing of a definitive agreement to acquire the Santoprene™ TPV elastomers business of Exxon Mobil Corporation for $1.15 billion, strengthening the existing elastomers portfolio and bringing a wider range of functionalized solutions into targeted growth areas.
•Announced the acquisition of certain technology and sales agreements relating to the production of polyacetal (POM) products from Grupa Azoty S.A. of Poland, following their decision to discontinue POM manufacturing.
•Announced an expansion of the Florence, Kentucky research and development center with the addition of a pharmaceutical drug delivery lab, supporting programs, and products for long-acting, controlled release drug delivery.
•Increased the outstanding share repurchase authorization by $1.0 billion, approved by the Board of Directors in July. As of June 30, 2021, the Company had $563 million remaining under the previous authorization.

Second Quarter 2021 Business Segment Overview
Engineered Materials
Engineered Materials reported record net sales of $682 million in the second quarter, primarily due to a 7 percent sequential pricing increase. Pricing expanded during the second quarter, driven by the commercial team's implementation of pricing initiatives in line with raw material inflation, as well as improved mix. Volume was stable compared to the prior period, as the business proactively navigated significant raw material constraints and offset a sequential decline in global auto builds amid semiconductor supply shortages. Engineered Materials generated second quarter GAAP operating profit of $123 million and adjusted EBIT of $161 million. GAAP operating profit and adjusted EBIT margins were 18 percent and 24 percent, respectively. Affiliate earnings increased by $7 million during the second quarter, primarily due to improved performance by Ibn Sina.
Acetyl Chain
The Acetyl Chain generated record net sales of $1.4 billion, a 33 percent increase from the prior quarter due to sequential increases in pricing and volume. Pricing increased 27 percent, primarily due to elevated acetic acid pricing in China amid tightened industry utilization. Volume increased 7 percent sequentially driven by availability of incremental Acetyl Chain production capacity and continued strong demand across most end-markets and regions. The Company successfully resolved raw material constraints and brought its Clear Lake, Texas acetic acid facility back to full operating rates during the second quarter. The Acetyl Chain generated record GAAP operating profit and adjusted EBIT of $516 million and $514 million, respectively, during the second quarter. The business also delivered record operating profit margin of 37 percent and adjusted EBIT margin of 36 percent, expansions of 1,280 and 980 basis points, respectively, over the prior quarter.

Acetate Tow
Acetate Tow recorded net sales of $138 million during the second quarter, which reflected a sequential volume increase of 16 percent and stable pricing. Volume expansion in the second quarter was primarily attributable to timing of customer orders, which were delayed in the prior quarter due to Winter Storm Uri. Higher volume offset the impact of elevated natural gas and acetyls costs to contribute to second quarter GAAP operating profit of $24 million and adjusted EBIT of $62 million. Dividends from affiliates in the second quarter were $37 million, lower sequentially due to the timing of dividend payments.
Cash Flow and Tax
The Company generated second quarter operating cash flow of $427 million and free cash flow of $309 million. Capital expenditures in the second quarter were $110 million and included expenditures for expansion and productivity projects within the Acetyl Chain and Engineered Materials businesses. The Company returned $326 million in cash to shareholders during the second quarter, including $250 million of share repurchases and $76 million of dividends.
The effective US GAAP tax rate of 18 percent in the second quarter was lower in comparison to 24 percent in the same quarter of last year, primarily due to non-recurring adjustments to uncertain tax positions in the prior year, partially offset by increased earnings in high tax jurisdictions. During the second quarter, the Company increased the full year adjusted tax rate from 14 percent to 15 percent, primarily due to the increase in earnings in higher tax jurisdictions. This resulted in an adjusted tax rate of 16 percent for the quarter.
Outlook
"Our record performance this quarter reflected the global positions and unique optionality within our businesses to meet elevated customer demand despite significant sourcing and supply chain constraints that persist," said Lori Ryerkerk, chairman and chief executive officer. "With very strong earnings and cash generation across 2021, we are investing in future growth via organic opportunities within our businesses, disciplined M&A like the Santoprene acquisition, and share repurchases. Our teams' proactive response to the ongoing global supply chain constraints and inflationary backdrop have positioned us well as we enter the second half of 2021. We anticipate that continued moderation in Acetyl Chain industry pricing as the year progresses will be partially offset by strong fundamental demand across our businesses and modest continued sequential earnings momentum in Engineered Materials. As a result, we expect third quarter 2021 adjusted earnings of $4.50 to $4.75 per share and full year 2021 adjusted earnings of $16.50 to $17.00 per share."
The Company is unable to reconcile forecasted adjusted earnings per share growth to US GAAP diluted earnings per share without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains/losses, is not practical. For more information, see "Non-GAAP Financial Measures" below.
The Company's prepared remarks related to the second quarter will be posted on its website at investors.celanese.com under Financial Information/Financial Document Library on July 22, 2021. Information about Non-US GAAP measures is included in a Non-US GAAP Financial Measures and Supplemental Information document posted on our investor relations website under Financial Information/Non-GAAP Financial Measures. See also "Non-GAAP Financial Measures" below.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Brandon Ayache	Travis Jacobsen	Petra Czugler
Phone: +1 972 443 8509	Phone: +1 972 443 3750	Phone: +49 69 45009 1206
brandon.ayache@celanese.com	William.Jacobsen@celanese.com	petra.czugler@celanese.com
Celanese Corporation is a global chemical leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. Our businesses use the full breadth of Celanese's global chemistry, technology and commercial expertise to create value for our customers, employees, shareholders and the corporation. As we partner with our customers to solve their most critical business needs, we strive to make a positive impact on our communities and the world through The Celanese Foundation. Based in Dallas, Celanese employs approximately 7,700 employees worldwide and had 2020 net sales of $5.7 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com or our blog at www.celaneseblog.com.

Forward-Looking Statements
This release may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: the extent to which the COVID-19 pandemic continues to adversely impact the economic environment, market demand and our operations, as well as the pace of any economic recovery; changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, mobility, textiles, medical, electronics and construction industries; changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions as well as facility turnarounds; the ability to reduce or maintain their current levels of production costs and to improve productivity by implementing technological improvements to existing plants; the ability to identify desirable potential acquisition targets and to complete acquisition or investment transactions consistent with the Company's strategy; the ability to identify and execute on other attractive investment opportunities towards which to deploy capital; increased price competition and the introduction of competing products by other companies; market acceptance of our products and technology; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, cyber security incidents, terrorism or political unrest, public health crises (including, but not limited to, the COVID-19 pandemic); other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war or terrorist incidents or as a result of weather or natural disasters or other crises including public health crises; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; potential liability for remedial actions and increased costs under existing or future environmental, health and safety regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; tax rates and changes thereto; our ability to obtain regulatory approval for, and satisfy closing conditions to, any transactions described herein; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.

The extent to which COVID-19 will adversely impact our business, financial condition and results of operations will depend on numerous evolving factors, which are highly uncertain, rapidly changing and cannot be predicted, including: the extent of any resurgence in infections and the spread of the disease, and the effectiveness of any vaccines; additional governmental, business and individual actions to contain the spread of the outbreak, including social distancing, work-at-home, stay-at-home and shelter-in-place orders and shutdowns, travel restrictions and quarantines; the extent to which these conditions depress economic activity generally and demand for our products specifically and affect the financial markets; the effect of the outbreak on our customers, suppliers, supply chain and other business partners; our ability during the outbreak to provide our products and services, including the health and well-being of our employees; business disruptions caused by actual or potential plant, workplace and office closures; the risk that we could be exposed to liability, negative publicity or reputational harm related to any incidents of actual or perceived transmission of COVID-19 among employees at our facilities; the ability of our customers to pay for our products and services during and following the outbreak; the impact of the outbreak on the financial markets and economic activity generally; our ability to access usual sources of liquidity on reasonable terms; and our ability to comply with the financial covenant in our Credit Agreement if a material and prolonged economic downturn results in increased indebtedness or substantially lower EBITDA.

Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Non-GAAP Financial Measures
Presentation
This document presents the Company's three business segments, Engineered Materials, Acetate Tow and Acetyl Chain.

Use of Non-US GAAP Financial Information
This release uses the following Non-US GAAP measures: adjusted EBIT, adjusted EBIT margin, operating EBITDA, adjusted earnings per share and free cash flow. These measures are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance or liquidity. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss) attributable to Celanese Corporation; for adjusted EBIT margin is operating margin; for adjusted earnings per share is earnings (loss) from continuing operations attributable to Celanese Corporation per common share-diluted; and for free cash flow is net cash provided by (used in) operations.
Definitions of Non-US GAAP Financial Measures
•Adjusted EBIT is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense and taxes, and further adjusted for Certain Items (refer to Table 8 of our Non-US GAAP Financial Measures and Supplemental Information document). We do not provide reconciliations for adjusted EBIT on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information. Adjusted EBIT margin is defined by the Company as adjusted EBIT divided by net sales.
•Operating EBITDA is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense, taxes and depreciation and amortization, and further adjusted for Certain Items, which Certain Items include accelerated depreciation and amortization expense. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization.
•Adjusted earnings per share is a performance measure used by the Company and is defined by the Company as earnings (loss) from continuing operations attributable to Celanese Corporation, adjusted for income tax (provision) benefit, Certain Items, and refinancing and related expenses, divided by the number of basic common shares and dilutive restricted stock units and stock options calculated using the treasury method. We do not provide reconciliations for adjusted earnings per share on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.
Note: The income tax expense (benefit) on Certain Items ("Non-GAAP adjustments") is determined using the applicable rates in the taxing jurisdictions in which the Non-GAAP adjustments occurred and includes both current and deferred income tax expense (benefit). The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities and related costs, where applicable, and specifically excludes changes in uncertain tax positions, discrete recognition of GAAP items on a quarterly basis, other pre-tax items adjusted out of our GAAP earnings for adjusted earnings per share purposes and changes in management's assessments regarding the ability to realize deferred tax assets for GAAP. In determining the adjusted earnings per share tax rate, we reflect the impact of foreign tax credits when utilized, or expected to be utilized, absent discrete events impacting the timing of foreign tax credit utilization. We analyze this rate quarterly and adjust it if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. Table 3a of our Non-US GAAP Financial Measures and Supplemental Information document summarizes the reconciliation of our estimated GAAP effective tax rate to the adjusted tax rate. The estimated GAAP rate excludes discrete recognition of GAAP items due to our inability to forecast such items. As part of the year-end reconciliation, we will update the reconciliation of the GAAP effective tax rate to the adjusted tax rate for actual results.
•Free cash flow is a liquidity measure used by the Company and is defined by the Company as cash flow from operations, less capital expenditures on property, plant and equipment, and adjusted for capital contributions from or distributions to Mitsui & Co., Ltd. ("Mitsui") related to our methanol joint venture, Fairway Methanol LLC ("Fairway").
    Reconciliation of Non-US GAAP Financial Measures
Reconciliations of the Non-US GAAP financial measures used in this press release to the comparable US GAAP financial measure, together with information about the purposes and uses of Non-US GAAP financial measures, are included in our Non-US GAAP Financial Measures and Supplemental Information document filed as an exhibit to our Current Report on Form 8-K filed with the SEC on or about July 22, 2021 and also available on our website at investors.celanese.com under Financial Information/Financial Document Library.
Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.
Supplemental Information
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Non-US GAAP Financial Measures and Supplemental Information document.

Consolidated Statements of Operations - Unaudited

	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
	(In $ millions, except share and per share data)
Net sales	2,198	1,798	1,193
Cost of sales	(1,437)	(1,313)	(951)
Gross profit	761	485	242
Selling, general and administrative expenses	(161)	(137)	(114)
Amortization of intangible assets	(5)	(6)	(6)
Research and development expenses	(22)	(20)	(18)
Other (charges) gains, net	(3)	6	(21)
Foreign exchange gain (loss), net	(3)	3	1
Gain (loss) on disposition of businesses and assets, net	—	(5)	(1)
Operating profit (loss)	567	326	83
Equity in net earnings (loss) of affiliates	37	29	31
Non-operating pension and other postretirement employee benefit (expense) income	38	38	27
Interest expense	(24)	(25)	(27)
Interest income	4	1	1
Dividend income - equity investments	37	42	32
Other income (expense), net	1	(2)	—
Earnings (loss) from continuing operations before tax	660	409	147
Income tax (provision) benefit	(116)	(85)	(35)
Earnings (loss) from continuing operations	544	324	112
Earnings (loss) from operation of discontinued operations	(6)	(1)	(4)
Income tax (provision) benefit from discontinued operations	2	—	1
Earnings (loss) from discontinued operations	(4)	(1)	(3)
Net earnings (loss)	540	323	109
Net (earnings) loss attributable to noncontrolling interests	(2)	(1)	(2)
Net earnings (loss) attributable to Celanese Corporation	538	322	107
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	542	323	110
Earnings (loss) from discontinued operations	(4)	(1)	(3)
Net earnings (loss)	538	322	107
Earnings (loss) per common share - basic
Continuing operations	4.83	2.85	0.93
Discontinued operations	(0.04)	(0.01)	(0.03)
Net earnings (loss) - basic	4.79	2.84	0.90
Earnings (loss) per common share - diluted
Continuing operations	4.81	2.83	0.93
Discontinued operations	(0.04)	(0.01)	(0.03)
Net earnings (loss) - diluted	4.77	2.82	0.90
Weighted average shares (in millions)
Basic	112.3	113.5	118.3
Diluted	112.8	114.0	118.8

Consolidated Balance Sheets - Unaudited

	As of June 30, 2021	As of December 31, 2020

	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	1,054	955
Trade receivables - third party and affiliates, net	1,218	792
Non-trade receivables, net	570	450
Inventories	1,118	978
Marketable securities	29	533
Other assets	72	55
Total current assets	4,061	3,763
Investments in affiliates	818	820
Property, plant and equipment, net	3,922	3,939
Operating lease right-of-use assets	215	232
Deferred income taxes	257	259
Other assets	500	411
Goodwill	1,143	1,166
Intangible assets, net	304	319
Total assets	11,220	10,909
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	500	496
Trade payables - third party and affiliates	998	797
Other liabilities	531	680
Income taxes payable	100	—
Total current liabilities	2,129	1,973
Long-term debt, net of unamortized deferred financing costs	3,156	3,227
Deferred income taxes	526	509
Uncertain tax positions	260	240
Benefit obligations	611	643
Operating lease liabilities	181	208
Other liabilities	200	214
Commitments and Contingencies
Stockholders' Equity
Treasury stock, at cost	(4,993)	(4,494)
Additional paid-in capital	292	257
Retained earnings	8,797	8,091
Accumulated other comprehensive income (loss), net	(298)	(328)
Total Celanese Corporation stockholders' equity	3,798	3,526
Noncontrolling interests	359	369
Total equity	4,157	3,895
Total liabilities and equity	11,220	10,909